Exhibit 21

List of Subsidiaries

Boxlight Inc., a Washington corporation

Boxlight Latinoamerica, S.A. DE C.V., a Mexico corporation

Boxlight Latinoamerica Servicios, S.A. DE C.V., a Mexico corporation

Boxlight Group Ltd., a U.K. limited company

EOSEDU, LLC, a Nevada limited liability company